Exhibit 99.1

Ener-Core and the Dresser-Rand business enter into commercial and manufacturing license agreement for Ener-Core’s Power Oxidizers

The Dresser-Rand business gains exclusive rights to manufacture and sell Ener-Core’s

1 – 4 MW range Power Oxidizers to industrial customers

Ener-Core shifts to a licensing fee business model with the Dresser-Rand business

IRVINE, CA – June 30, 2016 -- Ener-Core, Inc. (OTCQB: ENCR), the world’s only provider of Power Oxidation technology and equipment that generates clean power from waste and low-quality gases from a wide variety of industries, signed a Commercial and Manufacturing License Agreement (CMLA) with the Dresser-Rand business, part of Siemens Power and Gas Division. The Agreement grants the Dresser-Rand business the exclusive right to manufacture Ener-Core’s Power Oxidizers within the 1 to 4 MW power capacity range and to sell the Power Oxidizers (integrated with the 2 MW KG2 turbine manufactured by the Dresser-Rand business) directly to industrial customers.

The CMLA will be effective upon the successful completion of the Full-Scale Acceptance Test of the 2 MW system, which is expected to reach completion in July.

The CMLA will replace the existing November 2014 Commercial License Agreement (CLA), which did not allow for the manufacture of the Power Oxidizer system; upon the effectiveness of the CMLA, the existing Commercial License Agreement (CLA) between the Dresser-Rand business and Ener-Core will expire.

As this new CMLA will allow the Dresser-Rand business to manufacture Ener-Core’s Power Oxidation systems, it will enable Ener-Core to reduce its manufacturing infrastructure and lower its operating costs, thereby allowing Ener-Core to focus on its core business of developing and deploying additional applications for its groundbreaking technology.

Ener-Core will collect a license fee payment for each unit that the Dresser-Rand business sells, with the precise fee payable based on a percentage of the total value of each system sold. Ener-Core expects to collect license fees between $370,000 and $600,000 per unit. The Dresser-Rand business expects manufacturing of Ener-Core’s Power Oxidizer units to begin by the end of 2016 with initial sales occurring within calendar year 2016. The Dresser-Rand business has additionally agreed to minimum sales thresholds, beginning in 2017, to sustain the terms of exclusivity. Ener-Core expects that these minimum payments, combined with Ener-Core’s reduced operating expenses, will enable Ener-Core to be cash flow positive within 12 to 18 months.

For Ener-Core, this new agreement represents the third portion of a two-year strategic evolution of its business model. In 2014, Ener-Core launched its 250kW power-stations, manufacturing in-house and selling the systems directly to industrial customers. Ener-Core then scaled up the capacity of these systems by a factor of eight times (to 2 MW) and contemporaneously signed a Commercial Licensing agreement whereby the Dresser-Rand business secured the license to sell Ener-Core’s technology coupled with the Dresser-Rand business’ KG2 turbines. This new agreement allows the Dresser-Rand business to also manufacture the Ener-Core Power Oxidizers that are sold to industrial customers.

Alain Castro, CEO of Ener-Core, said, “With the signing of the CMLA, Ener-Core continues its transformation to a low-cost, high-margin license fee business for our technology. We believe that by leveraging the economies of scale and supply chain efficiencies of large multinational companies as Siemens and the Dresser-Rand business, we can accelerate the adoption of our technology and shorten our pathway to profitability. Furthermore, given the advanced commercial pipeline of opportunities that has been developed over the last 18 months through the collaborative efforts between Ener-Core and the Dresser-Rand business’ sales teams, we believe the Dresser-Rand business will be able to start closing additional commercial sales in 2016 and rapidly ramp up to exceed the minimum threshold of annual sales beginning in 2017. Those minimum annual sales thresholds are aligned with Ener-Core’s pathway to profitability mandate. Lastly, through this shift in our business model, we can substantially reduce our costs as we will no longer have a need to maintain our current levels of manufacturing infrastructure. We are very enthusiastic about this new era for Ener-Core and are looking forward to a prosperous collaboration with our colleagues at the Dresser-Rand business. ”

Paulo Ruiz, Vice President of Commercialization for the Dresser-Rand business, said, “This Agreement marks a new phase of cooperation between our two companies. Our engineering teams have been working closely with the Ener-Core team over the last 18 months, while our commercial teams have been actively developing a strong commercial pipeline of opportunities for this breakthrough technology. We look forward to working with Ener-Core as we ramp up our manufacturing and sales activities of Power Oxidizers for the benefit of a potentially wide range of industrial customers.”

About Ener-Core

Irvine, California-based Ener-Core, Inc. (ENCR) designs, manufactures and has commercially deployed unique systems that generate base load, clean power from polluting waste gases including methane. Ener-Core's patented Power Oxidizer turns one of the most potent pollution sources into a profitable, "always on" source of clean energy. Ener-Core's technology offers an alternative to the flaring (burning) of gaseous pollution while generating operating efficiencies and reducing the costs of compliance with costly environmental regulations. Ener-Core offers the 250kW Ener-Core EcoStation EC250 ("EC250") and the larger counterpart, the 2MW Ener-Core Powerstation KG2-3GEF/PO.

About Dresser-Rand

The Dresser-Rand business, part of Siemens Power and Gas (PG), is a leading supplier of mission-critical, high-speed rotating equipment solutions to the worldwide oil, gas, petrochemical, and process industries. As part of the global Siemens family, the Dresser-Rand business offers an equipment portfolio that includes turbo and reciprocating compressors; steam turbines; industrial and aero-derivative gas turbines; high-speed engines; and modular power substations. With the world's largest installed base, one of the world's largest technical support and service center networks, and a presence in more than 150 countries worldwide, the Dresser-Rand business delivers local solutions and services on a global scale.

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Cautionary Statement Regarding Forward-Looking Statements

Forward-looking statements contained in this press release are made under the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Information provided by Ener-Core, Inc., such as online or printed documents, publications or information available via its website may contain forward-looking statements that involve risks, uncertainties, assumptions, and other factors, which, if they do not materialize or prove correct, could cause its results to differ materially from historical results, or those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words "plans," "expects," "believes," "strategy," "opportunity," "anticipates," “potentially,” “should,” and similar words. These statements may include, among others, plans, strategies, and objectives of management for future operations; any statements regarding proposed new products, services, or developments; any statements regarding future economic conditions or performance; statements of belief; and any statements of assumptions underlying any of the foregoing. The information contained in this release is as of the date of this press release. Except as otherwise expressly referenced herein, Ener-Core assumes no obligation to update forward-looking statements.

Contact:

Dian Griesel Int’l.

212-825-3210

Investor Relations:

Cheryl Schneider

Media Relations:

Susan Forman

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